FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

•	Reported Net Income of $0.58 Per Share

•	Adjusted Net Income of $0.60 Per Share Increased 40% Over Prior Year Q3 Adjusted Net Income of $0.43 Per Share

•	Home Sale Revenues Gained 9% to $2.1 Billion

•	Operating Margin Expanded by 100 Basis Points to 12.3%

•	Net New Orders Gained 11% to 5,300; Value of Net New Orders Increased 23% to $2.3 Billion

•	Unit Backlog Increased 15% to 10,823 Homes; Backlog Value Increased 26% to $4.7 Billion

•	Company Repurchased 10.4 Million Shares of Stock During the Quarter for $260 Million

ATLANTA - Oct. 24, 2017 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2017. For the quarter, the Company’s reported net income was $178 million, or $0.58 per share. Adjusted net income for the period was $181 million, or $0.60 per share, after excluding a pretax charge of $5 million resulting from the resolution of certain insurance matters.

Reported net income for the prior year third quarter was $128 million, or $0.37 per share. Adjusted net income for the period was $148 million, or $0.43 per share, after excluding costs associated with the settlement of a disputed land transaction, certain restructuring costs and costs relating to shareholder activities.

“We continue to be extremely pleased with the strength of homebuyer demand and the sustained course of the housing recovery,” said Ryan Marshall, President and CEO of PulteGroup. “Despite the disruptions caused by Hurricanes Harvey and Irma, our 11% increase in year-over-year orders for the quarter points to the health of the market, while the 15% increase in our backlog puts us in an excellent position to deliver strong fourth quarter and full-year financial results.”

“Fueled by growing demand among first-time buyers and supported by a strong economy, high employment and historically low interest rates, U.S. new home sales for 2017 are expected to grow a healthy 5% to 10% over last year,” added Marshall. “We remain optimistic about the strength of future housing demand, as the current housing cycle moves into its seventh year of growth.”

Third Quarter Results

Home sale revenues for the third quarter increased 9% over the prior year to $2.1 billion. Higher revenues for the period were driven by a 2% increase in deliveries to 5,151 homes, combined with a 7%, or $25,000, increase in average sales price to $399,000.

Home sale gross margin for the third quarter was 23.9%, which is down 80 basis points from the prior year, but is up 50 basis points from the Company’s second quarter 2017 adjusted gross margin of 23.4%. Homebuilding SG&A expense for the quarter of $237 million, or 11.6% of home sale revenues, included a $5 million charge associated with the resolution of certain insurance matters. Prior year SG&A of $251 million, or 13.3% of home sale revenues, included approximately $12 million of charges for certain restructuring costs and shareholder activities.

Net new orders for the third quarter increased 11% to 5,300 homes, while the value of new orders increased 23% over the prior year to $2.3 billion. The Company operated out of 778 communities for the third quarter, which is up 10% over the third quarter of 2016.

Ending backlog for the quarter was up 15% over the prior year to 10,823 homes, as backlog value gained 26% to $4.7 billion. The average price of homes in backlog increased 10% over the prior year to $431,000, which is a 10 year high for the Company.

The Company's financial services operations reported third quarter pretax income of $18 million compared with $21 million in 2016. The decrease in pretax income for the period was primarily the result of a more competitive operating environment which impacted pricing during the period. Mortgage capture rate for the quarter was 80%, compared with 81% in the prior year.

During the quarter, the Company repurchased 10.4 million common shares for $260 million, or an average price of $25.11 per share.

A conference call discussing PulteGroup's third quarter 2017 results is scheduled for Tuesday, October 24, 2017, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes "forward-looking statements." These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to the impairment charge with respect to certain land parcels and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com;
www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

# # #

PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Homebuilding
Home sale revenues	$2,055,891	$1,881,718	$5,606,953	$5,027,843
Land sale revenues	27,176	13,167	36,746	20,604
	2,083,067	1,894,885	5,643,699	5,048,447
Financial Services	46,952	48,020	135,995	126,950
Total revenues	2,130,019	1,942,905	5,779,694	5,175,397

Homebuilding Cost of Revenues:
Home sale cost of revenues	(1,564,605)	(1,417,705)	(4,332,221)	(3,766,302)
Land sale cost of revenues	(25,123)	(11,428)	(115,950)	(17,859)
	(1,589,728)	(1,429,133)	(4,448,171)	(3,784,161)

Financial Services expenses	(29,304)	(26,906)	(86,150)	(79,204)
Selling, general, and administrative expenses	(237,495)	(250,914)	(689,974)	(749,502)
Other expense, net	(5,243)	(23,617)	(25,337)	(42,402)
Income before income taxes	268,249	212,335	530,062	520,128
Income tax expense	(90,710)	(83,865)	(160,255)	(190,598)
Net income	$177,539	$128,470	$369,807	$329,530

Per share:
Basic earnings	$0.59	$0.37	$1.18	$0.95
Diluted earnings	$0.58	$0.37	$1.18	$0.94
Cash dividends declared	$0.09	$0.09	$0.27	$0.27

Number of shares used in calculation:
Basic	298,538	340,171	309,453	344,383
Effect of dilutive securities	1,690	2,250	1,861	2,557
Diluted	300,228	342,421	311,314	346,940

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	September 30, 2017	December 31, 2016

ASSETS

Cash and equivalents	$158,237	$698,882
Restricted cash	38,860	24,366
Total cash, cash equivalents, and restricted cash	197,097	723,248
House and land inventory	7,370,152	6,770,655
Land held for sale	96,149	31,728
Residential mortgage loans available-for-sale	364,734	539,496
Investments in unconsolidated entities	61,497	51,447
Other assets	797,439	857,426
Intangible assets	144,442	154,792
Deferred tax assets, net	939,759	1,049,408
	$9,971,269	$10,178,200

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$441,481	$405,455
Customer deposits	306,641	187,891
Accrued and other liabilities	1,439,254	1,483,854
Financial Services debt	245,824	331,621
Revolving credit facility	83,000	—
Senior notes	3,109,984	3,110,016
	5,626,184	5,518,837
Shareholders' equity	4,345,085	4,659,363
	$9,971,269	$10,178,200

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities:
Net income	$369,807	$329,530
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	127,856	198,974
Land-related charges	131,254	13,185
Depreciation and amortization	38,689	40,218
Share-based compensation expense	26,505	19,813
Other, net	(1,438)	4,493
Increase (decrease) in cash due to:
Inventories	(758,006)	(1,100,173)
Residential mortgage loans available-for-sale	173,148	92,649
Other assets	22,120	11,502
Accounts payable, accrued and other liabilities	122,544	83,303
Net cash provided by (used in) operating activities	252,479	(306,506)
Cash flows from investing activities:
Capital expenditures	(23,548)	(30,551)
Investment in unconsolidated subsidiaries	(22,007)	(14,049)
Cash used for business acquisition	—	(430,458)
Other investing activities, net	5,788	5,473
Net cash used in investing activities	(39,767)	(469,585)
Cash flows from financing activities:
Proceeds from debt issuance	—	1,995,961
Repayments of debt	(7,001)	(985,734)
Borrowings under revolving credit facility	971,000	619,000
Repayments under revolving credit facility	(888,000)	(619,000)
Financial Services borrowings (repayments)	(85,797)	(109,083)
Stock option exercises	22,765	5,845
Share repurchases	(665,812)	(350,846)
Dividends paid	(86,018)	(94,298)
Net cash provided by (used in) financing activities	(738,863)	461,845
Net increase (decrease)	(526,151)	(314,246)
Cash, cash equivalents, and restricted cash at beginning of period	723,248	775,435
Cash, cash equivalents, and restricted cash at end of period	$197,097	$461,189

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$11,516	$(11,324)
Income taxes paid (refunded), net	$17,206	$(74)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
HOMEBUILDING:
Home sale revenues	$2,055,891	$1,881,718	$5,606,953	$5,027,843
Land sale revenues	27,176	13,167	36,746	20,604
Total Homebuilding revenues	2,083,067	1,894,885	5,643,699	5,048,447

Home sale cost of revenues	(1,564,605)	(1,417,705)	(4,332,221)	(3,766,302)
Land sale cost of revenues	(25,123)	(11,428)	(115,950)	(17,859)
Selling, general, and administrative expenses	(237,495)	(250,914)	(689,974)	(749,502)
Other expense, net	(5,381)	(23,775)	(25,730)	(42,742)
Income before income taxes	$250,463	$191,063	$479,824	$472,042

FINANCIAL SERVICES:
Income before income taxes	$17,786	$21,272	$50,238	$48,086

CONSOLIDATED:
Income before income taxes	$268,249	$212,335	$530,062	$520,128

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Home sale revenues	$2,055,891	$1,881,718	$5,606,953	$5,027,843

Closings - units
Northeast	318	317	846	889
Southeast	966	948	2,751	2,799
Florida	897	836	2,639	2,348
Midwest	1,001	938	2,576	2,276
Texas	927	948	2,809	2,646
West	1,042	1,050	2,799	2,796
	5,151	5,037	14,420	13,754
Average selling price	$399	$374	$389	$366

Net new orders - units
Northeast	316	325	1,103	1,055
Southeast	1,044	938	3,314	3,006
Florida	991	946	3,121	2,880
Midwest	868	817	3,119	2,870
Texas	881	852	3,281	3,009
West	1,200	897	3,883	3,304
	5,300	4,775	17,821	16,124
Net new orders - dollars	$2,260,082	$1,831,339	$7,331,311	$6,087,334

Unit backlog
Northeast			644	610
Southeast			1,934	1,669
Florida			1,900	1,806
Midwest			1,850	1,683
Texas			1,884	1,708
West			2,611	1,941
			10,823	9,417
Dollars in backlog			$4,665,871	$3,698,920

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
MORTGAGE ORIGINATIONS:
Origination volume	3,428	3,417	9,631	9,123
Origination principal	$1,002,108	$945,859	$2,778,151	$2,481,177
Capture rate	79.6%	81.1%	79.5%	80.9%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Interest in inventory, beginning of period	$212,850	$167,488	$186,097	$149,498
Interest capitalized	46,077	42,030	135,949	115,545
Interest expensed	(36,381)	(32,857)	(99,500)	(88,382)
Interest in inventory, end of period	$222,546	$176,661	$222,546	$176,661

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our operating results reflecting certain adjustments, including adjustments to cost of revenues, selling general, and administrative expenses, income before income taxes, income tax expense, net income, diluted earnings per share, and operating margin. These measures are considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures as measures of our profitability. We believe that reflecting these adjustments provides investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following tables set forth a reconciliation of the non-GAAP financial measures to the GAAP financial measures that management believes to be most directly comparable ($000's omitted):

	Three Months Ended			Three Months Ended
	September 30, 2017			September 30, 2016

	As Reported	Adjustments (a)	Adjusted	As Reported	Adjustments (b)	Adjusted
Revenues:
Homebuilding
Home sale revenues	$2,055,891	$—	$2,055,891	$1,881,718	$—	$1,881,718
Land sale revenues	27,176	—	27,176	13,167	—	13,167
	2,083,067	—	2,083,067	1,894,885	—	1,894,885
Financial Services	46,952	—	46,952	48,020	—	48,020
Total revenues	2,130,019	—	2,130,019	1,942,905		1,942,905

Homebuilding Cost of Revenues:
Home sale cost of revenues	(1,564,605)	—	(1,564,605)	(1,417,705)	—	(1,417,705)
Land sale cost of revenues	(25,123)	—	(25,123)	(11,428)	—	(11,428)
	(1,589,728)	—	(1,589,728)	(1,429,133)	—	(1,429,133)

Financial Services expenses	(29,304)	—	(29,304)	(26,906)	—	(26,906)
Selling, general, and administrative expenses (SG&A)	(237,495)	5,326	(232,169)	(250,914)	11,529	(239,385)
Other expense, net	(5,243)	—	(5,243)	(23,617)	19,644	(3,973)
Income before income taxes	268,249	5,326	273,575	212,335	31,173	243,508
Income tax expense	(90,710)	(1,944)	(92,654)	(83,865)	(11,846)	(95,711)
Net income	$177,539	$3,382	$180,921	$128,470	$19,327	$147,797

Earnings per share (diluted)	$0.58		$0.60	$0.37		$0.43

Home sale gross margin	23.9%		23.9%	24.7%		24.7%
SG&A as a percentage of sales	11.6%		11.3%	13.3%		12.7%
Operating margin	12.3%		12.6%	11.3%		11.9%

(a)	Includes a charge related to the resolution of certain insurance matters.

(b)	Includes costs associated with the settlement of a disputed land transaction, restructuring, and shareholder activities.

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures, continued
($000's omitted)
(Unaudited)

	Three Months Ended

	September 30, 2017	June 30, 2017

Home sale revenues	$2,055,891	$1,965,641
Home sale cost of revenues	(1,564,605)	(1,549,937)
Home sale gross margin	491,286	415,704

Add:
Impairments	—	31,487
Warranty adjustment	—	12,106
Adjusted home sale gross margin	$491,286	$459,297

Adjusted home sale gross margin as a percent of home sale revenues	23.9%	23.4%